                                                                  EXHIBIT 10(rr)






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                   ------------------------------------------

                            STOCK PURCHASE AGREEMENT

                   ------------------------------------------


                                    BETWEEN


                                 INTERCEL, INC.

                                      AND

                              THE HUFF ALTERNATIVE
                               INCOME FUND, L.P.


                           DATED AS OF MARCH 14, 1997


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

                               TABLES OF CONTENTS

ARTICLE I         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
 SECTION 1.1        Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II        PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
 SECTION 2.1        Purchase and Sale of the Shares  . . . . . . . . . . . . . . . . . . . . . . . . .    7
 SECTION 2.2        Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
 SECTION 2.3        Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
 SECTION 2.4        Escrow   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
 SECTION 2.5        Closing Deliveries by the Seller   . . . . . . . . . . . . . . . . . . . . . . . .    7
 SECTION 2.6        Closing Deliveries by the Purchaser  . . . . . . . . . . . . . . . . . . . . . . .    7
 SECTION 2.7        Closing Deliveries by the Escrow Agent   . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . . . . . . . . . . . . . . .    8
 SECTION 3.1        Organization, Authority and Qualification of the Seller  . . . . . . . . . . . . .    8
 SECTION 3.2        Capitalization of the Seller   . . . . . . . . . . . . . . . . . . . . . . . . . .    8
 SECTION 3.3        Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
 SECTION 3.4        No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
 SECTION 3.5        Governmental Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . .   10
 SECTION 3.6        Seller SEC Documents; Financial Statements   . . . . . . . . . . . . . . . . . . .   10
 SECTION 3.7        No Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
 SECTION 3.8        Conduct in the Ordinary Course: Absence of Certain
                         Changes, Events and Conditions  . . . . . . . . . . . . . . . . . . . . . . .   11
 SECTION 3.9        Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
 SECTION 3.10       Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
 SECTION 3.11       Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
 SECTION 3.13       Private Placement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
 SECTION 3.14       FCC Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
 SECTION 3.15       Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE
                  PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
 SECTION 4.1        Organization and Authority of the Purchaser  . . . . . . . . . . . . . . . . . . .   12
 SECTION 4.2        No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
 SECTION 4.3        Governmental Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . .   13
 SECTION 4.4        Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
 SECTION 4.5        Investment Purpose   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
 SECTION 4.6        Accredited Investor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
 SECTION 4.7        Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE V         ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
 SECTION 5.1        Filing of Certificate of Designation   . . . . . . . . . . . . . . . . . . . . . .   13
 SECTION 5.2        Treatment of Shares as Equity  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
 SECTION 5.3        Regulatory and Other Authorizations: Notices and
                         Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

      SECTION 5.4        Notice of Developments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
      SECTION 5.5        Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
      SECTION 5.6        Resale Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
      SECTION 5.7        Registration of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
      SECTION 5.9        Certain Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
      SECTION 5.10       Conduct of Business of the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
      SECTION 5.11       Further Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

ARTICLE VI       CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
      SECTION 6.1        Conditions to Obligations of the Seller  . . . . . . . . . . . . . . . . . . . . . . . . .    16
      SECTION 6.2        Conditions to Obligations of the Purchaser   . . . . . . . . . . . . . . . . . . . . . . .    17

ARTICLE VII      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
      SECTION 7.1        Survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . .    19
      SECTION 7.2        Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
      SECTION 7.3        Limits on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

ARTICLE VIII     TERMINATION AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
      SECTION 8.1        Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
      SECTION 8.2        Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
      SECTION 8.3        Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

ARTICLE IX       GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
      SECTION 9.1        Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
      SECTION 9.2        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
      SECTION 9.3        Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      SECTION 9.4        Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      SECTION 9.5        Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      SECTION 9.6        Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      SECTION 9.7        Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      SECTION 9.8        No Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
      SECTION 9.9        Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
      SECTION 9.10       Management Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
      SECTION 9.11       Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
      SECTION 9.12       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
      SECTION 9.13       Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
      SECTION 9.14       Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28


EXHIBITS
      Exhibit 2.4        Form of Escrow Agreement

ANNEXES
      ANNEX I   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     I-1
      ANNEX II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-1
      ANNEX III   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   III-1

      THIS STOCK PURCHASE AGREEMENT, dated as of March 14, 1997, is entered into between INTERCEL, INC., a Delaware corporation (the "Seller"), and THE HUFF ALTERNATIVE INCOME FUND, L.P., a Delaware limited partnership (the "Purchaser").


                                 WITNESSETH:

      WHEREAS, the Seller wishes to issue and to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, 50,000 shares (the "Shares") of a new series of convertible preferred stock of the Seller designated Series C Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), upon the terms and subject to the conditions set forth herein; and

      WHEREAS, the terms of the Preferred Stock are set forth in the form of Certificate of Designation attached as Annex I hereto (the "Certificate of Designation");

      NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

 SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

      "Acquisition Documents" has the meaning specified in Section 7.1.

      "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

      "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

      "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated as of March 14, 1997, between the Seller and the Purchaser (including the Annexes hereto, the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 9.9.

      "Approvals" has the meaning specified in Section 3.5.

      "Assets" means the properties, assets (including, without limitation, Licenses) and contract rights used or intended to be used in the conduct of Business or otherwise owned, leased or used by the Seller or any Subsidiary or, with respect to contract rights, to which the Seller or any Subsidiary is a party or is bound.

      "Beneficially Own" with respect to any securities and "Beneficial Ownership" mean having beneficial ownership as determined pursuant to Rule 13d-3 under the Exchange Act including having beneficial ownership pursuant to any agreement, arrangement or understanding, whether or not in writing.

      "Business" means the business of the Seller and the Subsidiaries as currently conducted and contemplated as of the date hereof by the Seller to be conducted (as described in the Debt Offering Memorandum or contemplated by this Agreement); provided, however, that the Business of Seller shall not be deemed to include or refer to the business of providing cellular telephone and related services as conducted by Unity Cellular Systems, Inc., a Maine corporation and a subsidiary of the Seller, and Northern Maine Cellular Partnership, a Maine general partnership and a majority-owned subsidiary of Unity Cellular Systems, Inc.

      "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

      "Certificate of Designation" has the meaning specified in the recitals to this Agreement.

      "Closing" has the meaning specified in Section 2.3.

      "Closing Date" has the meaning specified in Section 2.3.

      "Commission" means the United States Securities and Exchange Commission.

      "Common Stock" means the common stock, par value $0.01 per share, of the Seller.

      "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

      "Current Market Value" means, as of a particular date, the average of the closing high bid and low asked prices per share of Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or such other exchange or inter-dealer quotation system on which the Common Stock is then principally traded or authorized to be quoted.

      "Debt Offering Memorandum" means the draft (as of March 13, 1997) of the Confidential Offering Memorandum (subject to completion, revision and amendment pursuant to the agreement of the Seller and the placement agents thereunder) relating to the proposed issuance by the Seller of High Yield Debt instruments for aggregate gross proceeds of not less than $100 million.

      "Disclosed by Seller" with respect to information concerning any event, fact or circumstance, includes information contained in the Seller's SEC Reports, annual and other reports furnished by Seller to its stockholders as a group, and press releases of the Seller disseminated to (i) the Dow Jones News Service, or (ii) the National Association of Securities Dealers, Inc. Automated Quotation System or other national securities exchange ("Press Releases"), as well as information disclosed directly to Purchaser by Seller in this Agreement, the Debt Offering Memorandum, the 1996 Financial Statements, or in writing and attached hereto or delivered pursuant to Section 6.2 hereof. The Press Releases issued by Seller since September 30, 1996 are attached hereto in the Disclosure Schedule.

      "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

      "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which is (i) maintained by, or for employees of, the Seller, any of its Subsidiaries or any ERISA Affiliate or (ii) has at any time within the preceding six years been maintained by, or for the employee of, the Seller, any of its Subsidiaries or any current or former ERISA Affiliate.

      "Encumbrance" means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

      "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from or to any Governmental Authority, or any other Person involving or alleging violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, properties or businesses of the Seller or any of its Subsidiaries (or its or their corporate predecessors);
(ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Seller or any of its Subsidiaries (or its or their corporate predecessors).

      "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq;, as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., and any other Governmental Authority's laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct or emission for protection or safety of the environment or concerning public or occupational health.

      "ERISA" means the federal Employee Retirement Income Security Act of 1974, any successor statute of similar import, and the rules and regulations thereunder, collectively and as from time to time amended and in effect.

      "ERISA Affiliate," as applied to the Seller or any of its Subsidiaries, means any Person who is a member of a group which is under common control with the Seller or any of its Subsidiaries, or who together with the Seller or any of its Subsidiaries is treated as a single employer within the meaning of
Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended.

      "Escrow Agent" has the meaning specified in the Escrow Agreement.

      "Escrow Agreement" has the meaning specified in Section 2.4.

      "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

      "Executive Officer" has the meaning set forth in Rule 405 of Regulation C adopted by the Commission under the Securities Act without regard to whether any party to this Agreement is a registrant as used in Rule 405.

      "FCC" means the United States Federal Communications Commission.

      "FCC Licenses" means all licenses granted by the FCC to the Seller for and related to the provisions of personal communications services and cellular services in connection with the Seller's Business.

      "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body or other tribunal.

      "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

      "Hazardous Materials" means (a) any element, compound, chemical or other material (in whatever form or state) that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under any Environmental Law; (b) petroleum and its refined products and by-products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials and materials otherwise damaging to the environment; and
(e) any raw materials, building components, including but not limited to asbestos-containing materials, and manufactured products containing any of the materials or substances described in (a) through (d).

      "High Yield Debt" means the issue of high yield debt instruments proposed to be sold by the Seller pursuant to the Debt Offering Memorandum.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "IRS" means the Internal Revenue Service or any successor thereto.

      "Knowledge" of a party with respect to such party's representation or warranty concerning any event, fact or circumstance means the current actual knowledge of that party's Executive Officers of information which, after reasonable consideration by such Executive Officers, would be recognized by reasonable persons of similar experience in such positions as relevant to the representation or warranty qualified by the words "to the knowledge" of a party, "known to" a party or a similar phrase. Knowledge does not include information not within such current actual knowledge that might be revealed if the party's files were searched or if any other investigation were made.

      "Law" means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, including, without limitation, any requirement or rule of law of the FCC.

      "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

      "Licenses" means all FCC Licenses and all other licenses, permits (including construction permits), consents, approvals and other authority issued by any Governmental Authority in connection with the legal and proper operation of the Seller's Business.

      "Loss" has the meaning specified in Section 7.2.

      "Material Adverse Effect" means any circumstance, change in, or effect on the Business, the Seller or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, the Seller or any Subsidiary: (a) is, or would reasonably be expected to be, materially adverse to the Business, operations, Assets or Liabilities, prospects, results of operations or financial condition of the Seller and the Subsidiaries, taken as a whole, or (b) would reasonably be expected to materially adversely affect the ability of the Seller and the Subsidiaries to operate or conduct the Business in the manner in which it is currently operated or conducted or contemplated to be operated or conducted by the Seller and the Subsidiaries.

      "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, joint venture, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

      "Preferred Stock" has the meaning specified in the recitals to this Agreement.

      "Purchase Price" has the meaning specified in Section 2.2.

      "Purchaser" has the meaning specified in the preamble to this Agreement.

      "Reference Balance Sheet" means the audited consolidated balance sheet (including the related notes and schedules thereto) of the Seller, dated as of December 31, 1996, a copy of which the Seller has provided to the Purchaser prior to the execution of this Agreement.

      "Reference Balance Sheet Date" means December 31, 1996.

      "Related Agreements" has the meaning specified in Annex III attached hereto.

      "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) of Hazardous Materials into the environment.

      "Sale" has the meaning specified in Section 5.9(b).

      "SEC Reports" has the meaning specified in Section 3.6(a).

      "Securities Act" means the United States Securities Act of 1933, as amended.

      "Seller" has the meaning specified in the preamble to this Agreement.

      "Series D Preferred Stock Purchase Agreement" means that certain Stock Purchase Agreement of even date herewith between the Seller and SCANA Communications, Inc., a South Carolina corporation, as purchaser thereunder, with respect to the sale and purchase of 50,000 shares of Seller's Series D Preferred Stock ("Series D Preferred Stock"), together with all attachments, annexes and exhibits thereto, all documents and agreements executed in connection therewith, and all amendments, supplements and modifications thereof.

      "Shares" has the meaning specified in the recitals to this Agreement.

      "Subsidiaries" means any and all Persons controlled by the Seller directly or indirectly through one or more intermediaries; provided, however, that the term "Subsidiaries" shall not include either Unity Cellular Systems, Inc. or Northern Maine Cellular Partnership.

      "Tax" or "Taxes" means any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

      "Third Party Claims" has the meaning specified in Section 7.2(b).

      "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

      "1996 Financial Statements" has the meaning specified in Section 3.2(b).

                                   ARTICLE II

                               PURCHASE AND SALE

 SECTION 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares.

 SECTION 2.2 Purchase Price. The aggregate purchase price for the Shares shall be $22,500,000.00 (the "Purchase Price"), representing a purchase price of $450.00 per Share.

 SECTION 2.3 Closing. Upon the terms and subject to the conditions of this Agreement, the issuance, sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at 10:00 A.M. local time on a date and at a location mutually agreed to by the parties upon the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

 SECTION 2.4 Escrow. On or before the Closing Date, the Seller, the Purchaser and the Escrow Agent shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit 2.4 (the "Escrow Agreement"). In accordance with the terms of the Escrow Agreement, on or before the Closing Date, the Purchaser shall deposit with the Escrow Agent the Purchase Price, to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement, and the Seller shall deposit with the Escrow Agent a stock certificate(s) evidencing the Shares, to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

 SECTION 2.5 Closing Deliveries by the Seller. At the Closing, the Seller shall execute and deliver or cause to be delivered to the Purchaser this Agreement, the Escrow Agreement and the opinions, certificates and other documents required to be delivered pursuant to Section 6.2, and shall deliver the stock certificate(s) evidencing the Shares to the Escrow Agent in accordance with the Escrow Agreement.

 SECTION 2.6 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall execute and deliver or cause to be delivered to the Seller this Agreement, the Escrow Agreement and the opinions, certificates and other documents required to be delivered pursuant to Section 6.1, and shall deliver the Purchase Price monies to the Escrow Agent in accordance with the Escrow Agreement.

 SECTION 2.7 Closing Deliveries by the Escrow Agent. At or before the Closing, the Escrow Agent shall execute and deliver to the Seller and the Purchaser the Escrow Agreement and shall accept and hold the Purchase Price monies and stock certificate(s) evidencing the Shares pursuant thereto.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as set forth in Annex III hereto (which is incorporated herein by reference) and as follows:

 SECTION 3.1        Organization, Authority and Qualification of the
Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to conduct its Business, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business makes such licensing or qualification necessary, except as would not have a Material Adverse Effect. The execution and delivery of this Agreement and the Escrow Agreement by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Preferred Stock in accordance with the terms of this Agreement and the Certificate of Designation, have been duly authorized by all requisite action on the part of the Seller. This Agreement and the Escrow Agreement have been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement and the Escrow Agreement constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

 SECTION 3.2 Capitalization of the Seller. (a) The authorized capital stock of the Seller consists of 55,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share. As of March 10, 1997, (i) 26,864,511 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) 200,000 shares of preferred stock are issued and outstanding (not including the Preferred Stock and the Series D Preferred Stock). None of the issued and outstanding shares of Common Stock or preferred stock was issued in violation of any preemptive rights. Except as disclosed in Schedule 3.2 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character to which the Seller is a party relating to the issuance or sale of capital stock of the Seller or obligating the Seller to issue or sell any shares of capital stock of, or any other equity interest in, the Seller or its Subsidiaries. Except as disclosed in Schedule 3.2 of the Disclosure Schedule, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of Common Stock or shares of capital stock of its Subsidiaries. Upon issuance of the Shares to the Purchaser at the Closing and payment therefor pursuant to this Agreement and the

Certificate of Designation, the Shares will be validly issued, fully paid and nonassessable and free of preemptive rights. By the Closing Date, the shares of Common Stock issuable upon conversion of the Shares will be duly authorized and reserved for issuance upon such conversion and, upon issuance of such shares in accordance with the Certificate of Designation, will be validly issued, fully paid and nonassessable and free of preemptive rights. Upon consummation of the transactions contemplated by this Agreement, including the issuance of the Shares, registration of the Shares in the name of the Purchaser in the stock records of the Seller and delivery of the Shares as provided in the Escrow Agreement, the Purchaser will own the Shares free and clear of all Encumbrances, other than Encumbrances resulting from any action, or failure to take action, by the Purchaser.

                 (b) The outstanding indebtedness of Seller as of December 31, 1996 is accurately reflected (subject to normal and recurring adjustments and other revisions which were not and are not reasonably expected to be material in amount) in the Seller's balance sheet at December 31, 1996 contained in the Seller's unaudited draft annual consolidated financial statements and the notes thereto for the year ended December 31, 1996 (the "1996 Financial Statements").

 SECTION 3.3 Subsidiaries. Each Subsidiary: (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary; and
(iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except where the failure to be so duly licensed or qualified would not have a Material Adverse Effect. Each Subsidiary is wholly owned, directly or indirectly, by the Seller.

 SECTION 3.4        No Conflict.  Assuming that all Approvals described in
Section 3.5 have been obtained and all filings and notifications listed in
Schedule 3.5 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement and the Escrow Agreement by the Seller, and the issuance of the Shares and the performance of the Seller's obligations in accordance with the Certificate of Designation, do not and will not, as of the Closing Date: (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Seller or any Subsidiary; (ii) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller, any Subsidiary or any of their respective assets, properties or businesses; or
(iii) except as set forth in Schedule 3.4(iii) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of the Seller or any Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected.

 SECTION 3.5 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Escrow Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority (collectively, the "Approvals"), except: (i) as described in Schedule
3.5 of the Disclosure Schedule; (ii) as may be required pursuant to the notification requirements of the HSR Act; (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Designation contemplated by Section 5.1; and (iv) any filings required to effect any registration pursuant to Section 5.5. Subject to the foregoing exceptions, the Seller shall obtain the foregoing Approvals on or before the Closing Date.

 SECTION 3.6        Seller SEC Documents; Financial Statements.   (a)  The
Seller has filed all forms, reports and documents required to be filed by it with the Commission, and has heretofore made available to the Purchaser, in the form filed with the Commission (excluding any exhibits thereto), (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (B) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996, and September 30, 1996, (C) all proxy statements relating to the Seller's meetings of stockholders (whether annual or special) held since December 31, 1995, (D) the Seller's Prospectus dated April 16, 1996 and the related Registration Statement on Form S-1 with respect to the offering by Seller of certain debt obligations which mature in 2006, and (E) its Current Reports on Form 8-K dated after December 31, 1995 (the forms, reports and other documents referred to in clauses (A), (B), (C), (D) and (E) above being referred to herein, collectively, as the "SEC Reports").

                 (b) Except as set forth on Schedule 3.6 of the Disclosure Schedule, the SEC Reports and any other forms, reports and other documents filed by the Seller with the Commission as of the date of this Agreement: (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder; and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 (c) The financial statements (including, in each case, any notes thereto) contained in the SEC Reports were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the financial position, results of operations and cash flows of the Seller and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not reasonably expected, individually or in the aggregate, to be material in amount).

                 (d) Since December 31, 1996 there has not been any change, occurrence or circumstance in the Business, results of operations or financial condition of the Seller or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect, other than changes, occurrences and circumstances referred to in any subsequently filed SEC Reports or otherwise Disclosed by Seller.

 SECTION 3.7 No Undisclosed Liabilities. There are no Liabilities of the Seller or any Subsidiary, other than Liabilities: (i) disclosed in
Schedule 3.7 of the Disclosure Schedule; (ii) reflected in the SEC Reports or the 1996 Financial Statements or otherwise Disclosed by Seller; (iii) not required to be reflected in a consolidated balance sheet of the Seller and its Subsidiaries or in the notes thereto prepared in accordance with U.S. GAAP; or
(iv) incurred since the Reference Balance Sheet Date in the ordinary course of business and which do not have a Material Adverse Effect.

 SECTION 3.8        Conduct in the Ordinary Course: Absence of Certain
Changes, Events and Conditions. Since the Reference Balance Sheet Date, except as Disclosed by Seller in any subsequently filed SEC Reports or Press Releases, as reflected in the 1996 Financial Statements or as contemplated by this Agreement, the Business of the Seller and the Subsidiaries has been conducted in the ordinary course and the Seller has not suffered any Material Adverse Effect.

 SECTION 3.9 Litigation. Except as set forth in the SEC Reports, as reflected in the 1996 Financial Statements, as disclosed in Schedule 3.9 of the Disclosure Schedule or otherwise Disclosed by Seller, there are no Actions by or against the Seller or any Subsidiary (or by or against any Affiliate thereof and relating to the Business, the Seller or any Subsidiary), or affecting any of the Assets, pending before any Governmental Authority (or, to the knowledge of the Seller, threatened to be brought by or before any Governmental Authority) that has, has had or could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby. None of the Seller, the Subsidiaries nor any of the Assets is subject to any Governmental Order (nor, to the knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has, has had or could have a Material Adverse Effect.

 SECTION 3.10 Compliance with Laws. The Seller and the Subsidiaries have each conducted and continue to conduct the Business in all material respects in accordance with all Laws and Governmental Orders applicable to the Seller or any Subsidiary or any of the Assets or the Business, and neither the Seller nor any Subsidiary is in material violation of any such Law or Governmental Order.

 SECTION 3.11 Full Disclosure. The Seller is not aware of any facts pertaining to the Seller, any Subsidiary or the Business which could reasonably be expected to have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule, the SEC Reports or otherwise Disclosed by Seller.

 SECTION 3.12 Delivery of Certain Documents. The Seller has delivered to the Purchaser a true and complete copy of the most recent drafts of the 1996 Financial Statements, the Debt Offering Memorandum and all Related Agreements.

 SECTION 3.13 Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser contained in Sections 4.5 and 4.6, the offer and sale of the

Shares to the Purchaser pursuant to this Agreement is exempt from registration under the Securities Act.

 SECTION 3.14 FCC Regulations. After giving effect to the issuance of Shares to the Purchaser, the ownership of capital stock of the Seller by aliens or their representatives or by a foreign government or representative thereof or by any corporation organized under the laws of a foreign country does not exceed the limitations set forth in rules and regulations of the FCC.

 SECTION 3.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

 SECTION 4.1        Organization and Authority of the Purchaser.  The
Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement and the Escrow Agreement have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement and the Escrow Agreement constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

 SECTION 4.2 No Conflict. Except as disclosed by the Purchaser to the Seller in writing prior to Closing, assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3, and except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement and the Escrow Agreement by the Purchaser do not and will not, as of the date hereof and as of the Closing Date: (i) violate, conflict with or result in the breach of any provision of the Limited Partnership Agreement of the Purchaser; (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser; or (iii) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time; or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected, which in any such case would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or the Escrow Agreement.

 SECTION 4.3 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Escrow Agreement by the Purchaser do not and will not require any Approvals, except pursuant to the notification requirements of the HSR Act and the filing requirements of Sections 13 and 16(a) of the Exchange Act. The Purchaser shall obtain or comply with such Approval requirements in a timely manner.

 SECTION 4.4 Litigation. There are no Actions by or against the Purchaser, pending before any Governmental Authority (or, to the knowledge of the Purchaser, threatened to be brought by or before any Governmental Authority) that could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby. The Purchaser is not subject to any Governmental Order (nor, to the knowledge of the Purchaser, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), which could reasonably be expected to materially adversely affect the legality, validity or enforceability of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

 SECTION 4.5        Investment Purpose.  The Purchaser is acquiring the
Shares and the shares of Common Stock to be issued upon conversion for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

 SECTION 4.6 Accredited Investor. The Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

 SECTION 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

 SECTION 5.1 Filing of Certificate of Designation. The Seller covenants and agrees that at or prior to the Closing, the Seller will file the Certificate of Designation with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law and cause the Certificate of Designation to be effective thereunder.

 SECTION 5.2 Treatment of Shares as Equity. The Seller covenants and agrees that it will treat the Shares as equity, and not as debt, for accounting and tax purposes and further covenants and agrees that it will not take any action or position that is inconsistent with such treatment.

 SECTION 5.3        Regulatory and Other Authorizations: Notices and
Consents. (a) The Seller and the Purchaser shall use all reasonable efforts to obtain all Approvals of all Governmental Authorities that may be or become necessary for each of them to obtain for their execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and the Escrow Agreement. Each party hereto agrees to make an appropriate filing pursuant to the HSR Act, if required, with respect to the conversion of the Shares at such times as the Purchaser may request and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

                 (b) The Seller shall or shall cause the Subsidiaries to give promptly such notices to third parties and use its or their reasonable efforts to obtain such third party consents as are necessary in connection with the transactions contemplated by this Agreement.

                 (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole and absolute discretion may deem adverse to the interests of the Purchaser.

 SECTION 5.4 Notice of Developments. (a) Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of: (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect; and (ii) all other developments material to the Seller and the Subsidiaries, taken as a whole, affecting the Assets, Liabilities, business, financial condition, operations, results of operations or prospects of the Seller, any Subsidiary or the Business.

                 (b) Prior to the Closing, the Purchaser shall promptly notify the Seller in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Purchaser in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of the Purchaser in this Agreement untrue or incorrect in any respect.

 SECTION 5.5 Registration Rights. Effective at the Closing, the Purchaser and the Seller shall each have the rights and obligations set forth in Annex II, which is incorporated by reference herein.

 SECTION 5.6 Resale Restrictions. (a) The Purchaser acknowledges that the Shares and the shares of Common Stock into which the Shares are convertible have not been registered under the Securities Act or any state securities law, and hereby agrees not to offer, sell or otherwise transfer, pledge or hypothecate such shares unless and until registered under the Securities Act and any applicable state securities law or unless such offer, sale, transfer, pledge or hypothecation is exempt from registration or is otherwise in compliance with the Securities Act and such laws.

                 (b) During the period ending one year after the Closing Date, the Purchaser shall not, without the prior written consent of the Seller:
(i) offer, pledge, sell or otherwise transfer or dispose of, directly or indirectly, any Shares or any shares of Common Stock into which any of such Shares may be converted; or (ii) enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Shares or any shares of Common Stock into which such Shares may be converted, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise, other than a pledge, grant of security interest or other encumbrance effected in a bona fide transaction with an unrelated and unaffiliated pledgee; provided, however, that the Purchaser may at any time enter into any such transaction described in clause (i) or (ii) above with an Affiliate of the Purchaser.

 SECTION 5.7 Registration of Shares. The Seller shall, upon issuance of the Shares and prior to the delivery of stock certificates evidencing the Shares pursuant to Section 2.5, register the Shares in the name of the Purchaser in the stock records of the Seller.

 SECTION 5.8 Delivery of Certain Documents. The Seller shall deliver to the Purchaser true and correct copies of this Agreement and the Related Agreements, the Escrow Agreement and all exhibits, schedules, annexes and agreements related hereto and thereto, as soon as practicable following the execution and delivery hereof by the parties hereto and thereto.

 SECTION 5.9 Certain Information. (a) For a period of at least two years from the date of this Agreement, the Seller shall file all reports and other information required to be filed by Section 13 or 15(d) under the Exchange Act, as the case may be, as shall be necessary in order that the conditions to the availability of Rule 144 (as amended or to be amended) under the Securities Act in connection with any Sale of shares of Common Stock by the Purchaser shall be met. For so long as the Seller is required to file reports and other information pursuant to Section 13 or 15(d) of the Exchange Act and this Section 5.9(a), unless the Purchaser no longer holds any Shares or shares of Common Stock, the Seller shall provide the Purchaser with a paper copy of each such report and other information at or about the same time as filed with the Commission.

                 (b) For purposes of this Agreement, "Sale" means any sale, assignment, transfer, distribution or other disposition of shares of Common Stock or of a participation therein, whether voluntarily or by operation of law.

 SECTION 5.10 Conduct of Business of the Seller. Prior to the Closing, the Seller agrees (except to the extent that the Purchaser shall otherwise consent in writing) as follows:

                 (a) Dividends: Changes in Stock. The Seller shall not take or permit to be taken any action that would result in an adjustment to the Conversion Price (as defined in the Certificate of Designation) pursuant to Section (7)(d) of the Certificate of Designation if the Shares were issued and outstanding at the time of such action.

                 (b) Certain Matters. The Seller shall not take or permit to be taken any action in respect of which holders of Shares would be entitled to vote pursuant to Section (9) of the Certificate of Designation if the Shares were outstanding at the time of such action.

 SECTION 5.11 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

 SECTION 6.1 Conditions to Obligations of the Seller. The obligations of the Seller to execute this Agreement and perform its obligations hereunder shall be subject to the satisfaction (or waiver by the Seller, at its sole discretion), at or prior to the Closing, of each of the following conditions:

                 (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.1(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

                 (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.1(b) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action;

                 (c) Partnership Certificate. The Seller shall have received a true and complete certificate of the general partner of the Purchaser confirming that it has the authority under the Purchaser's partnership agreement to execute and deliver this Agreement and the Escrow Agreement on behalf of the Purchaser and to consummate the transactions contemplated hereby and thereby;

                 (d) Incumbency Certificate of the Purchaser. The Seller shall have received a certificate of the general partner of the Purchaser certifying the names and signatures of the representatives of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

                 (e) Legal Opinion. The Seller shall have received from Proskauer Rose Goetz & Mendelsohn LLP, counsel to the Purchaser, a legal opinion, addressed to the Seller and dated the Closing Date, the form and substance of which shall be substantially as set forth in Exhibit 6.1(e) attached hereto, as to: (i) the due authorization, execution and delivery by the Purchaser of this Agreement and the Escrow Agreement; and (ii) the enforceability against the Purchaser of this Agreement and the Escrow Agreement;

                 (f) Consents and Approvals. The Seller shall have received (or received evidence of), each in form and substance reasonably satisfactory to the Seller, all Approvals and all third party consents necessary or desirable for the consummation of the transactions contemplated by this Agreement which the Purchaser has the obligation to obtain; and

                 (g) Closing of Related Transactions. Closing of the transactions contemplated by the Series D Stock Purchase Agreement shall have occurred or shall occur simultaneously with the Closing.

 SECTION 6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to execute this Agreement and perform its obligations hereunder shall be subject to the satisfaction (or waiver by the Purchaser, at its sole discretion), at or prior to the Closing, of each of the following conditions:

                 (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement (including those set forth in Annex III hereto) shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.2(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof.

                 (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect; provided, however, that the provisions of this Section 6.2(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

                 (c) Resolutions of the Seller. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller and, to the extent that such authorization is necessary, the shareholders of the Seller evidencing their authorization of the execution and delivery of this Agreement, the issuance and terms of the Shares including, without limitation, the convertibility thereof into shares of Common Stock, and the consummation of the transactions contemplated hereby;

                 (d) Incumbency Certificate of the Seller. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the other documents to be delivered hereunder;

                 (e) Legal Opinion. The Purchaser shall have received from Nelson Mullins Riley & Scarborough, L.L.P., counsel to the Seller, a legal opinion, addressed to the Purchaser and dated the Closing Date, the form and substance of which shall be substantially as set forth in Exhibit 6.2(e) attached hereto, as to: (i) the due authorization by all necessary corporate action, execution and delivery by the Seller of this Agreement and the Escrow Agreement; (ii) the enforceability against the Seller of this Agreement and the Escrow Agreement; (iii) the validity of the Shares and the due authorization of the shares of Common Stock into which the Shares may be converted; and (iv) the good standing of the Seller and each Subsidiary under the laws of their respective State(s) of incorporation or organization, and related matters;

                 (f) FCC Opinion. The Purchaser shall have received from Kurtis & Associates, L.P., special counsel to the Seller, a legal opinion, addressed to the Purchaser and dated the Closing Date, the form and substance of which shall be substantially as set forth in Exhibit 6.2(f) attached hereto, as to certain matters relating to the FCC Licenses.

                 (g) Consents and Approvals. The Purchaser shall have received (or received evidence of), each in form and substance reasonably satisfactory to the Purchaser, all Approvals and all third party consents necessary or desirable for the consummation of the transactions contemplated by this Agreement which the Seller has the obligation to obtain;

                 (h) Closing of Related Transactions. Closing of the transactions contemplated by the Series D Stock Purchase Agreement shall have occurred or shall occur simultaneously with the Closing;

                 (i) Organizational Documents. The Purchaser shall have received a copy of: (i) the certificate of incorporation, as amended, of the Seller, and the Certificates of Designations with respect to the Preferred Stock and the Series D Preferred Stock, certified by the Secretary of State of the State of Delaware, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of the Seller, dated as of the Closing Date, stating that no amendments have been made to such certificate of incorporation since such date; and (ii) the by-laws of the Seller, certified by the Secretary or Assistant Secretary of the Seller;

                 (j) Good Standing. The Purchaser shall have received a good standing certificate for the Seller from the Secretary of State of the State of Delaware, dated as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a bring-down certificate dated within twenty-four hours of the Closing Date; and

                 (k) No Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, have, or could have, a Material Adverse Effect.

                                  ARTICLE VII

                                INDEMNIFICATION

 SECTION 7.1 Survival of Representations and Warranties. (a) The representations and warranties of the Seller to Purchaser contained in this Agreement (including Annex III hereto) and in the Exhibits to this Agreement and the Disclosure Schedule (collectively, the "Acquisition Documents"), shall survive the Closing until the later of the second anniversary of the Closing Date or the conversion of the Preferred Stock into Common Stock. Neither the period of survival nor the liability of the Seller with respect to the Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

                 (b) The representations and warranties of the Purchaser contained in the Acquisition Documents shall survive the Closing until the later of the second anniversary of the Closing Date or the conversion of the Preferred Stock into Common Stock. Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Seller. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

 SECTION 7.2 Indemnification. (a)((i) The Purchaser, its successors and assigns, and the stockholders, officers, directors, employees, Affiliates and agents of the Purchaser and its successors and assigns shall be indemnified and held harmless by the Seller for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

                                  (A)      the breach of any representation or
                 warranty made by the Seller contained in the Acquisition Documents; or

                                  (B)      the breach of any covenant or
                 agreement by the Seller contained in the Acquisition
                 Documents.

                         (ii)     The Seller, its successors and assigns, and
the stockholders, officers, directors, employees, Affiliates and agents of the Seller and its successors and assigns shall be indemnified and held harmless by the Purchaser for any and all Losses actually suffered or incurred by them, arising out of or resulting from:

                                  (A)      the breach of any representation or
                 warranty made by the Purchaser in the Acquisition Documents;
                 or

                                  (B)      the breach of any covenant or
                 agreement by the Purchaser contained in the Acquisition Documents.

To the extent that the Seller's or the Purchaser's undertakings set forth in this Section 7.2 may be unenforceable, the Seller or the Purchaser, as the case may be, shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Purchaser or the Seller, as the case may be.

                 (b) An indemnified party shall give the party from whom indemnification is sought notice of any matter which an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article VII except to the extent the indemnifying party is materially prejudiced by such failure and shall not relieve the indemnifying party from any other obligation or Liability that it may have to any indemnified party otherwise than under this Article VII. The obligations and Liabilities of an indemnifying party under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: If an indemnified party shall receive notice of any Third Party Claim, the indemnified party shall give the indemnifying party notice of such Third Party Claim within 30 days of the receipt by the indemnified party of such notice; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this
Article VII except to the extent the indemnifying party is materially prejudiced by such failure and shall not relieve the indemnifying party from any other obligation or Liability that it may have to any indemnified party otherwise than under this Article VII. If the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Losses that may result from such Third Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the indemnified party within five days of the receipt of such notice from the indemnified party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party, in its sole and absolute discretion, for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel, in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. In the event the indemnifying party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party's expense, all witnesses, pertinent records, materials and information in the indemnified party's possession or under the indemnified party's control relating thereto as is reasonably required by the indemnifying party. Similarly, in the event the indemnified party is, directly or indirectly, conducting the defense against any such Third Party Claim, the indemnifying party shall cooperate with the indemnified party in such defense and make available to the indemnified party, at the indemnifying party's expense, all such witnesses, pertinent records, materials and information in the indemnifying party's possession or under the indemnifying party's control relating thereto as is reasonably required by the indemnified party. No such Third Party Claim may be settled by the indemnifying party or the indemnified party without the prior written consent of the other.

 SECTION 7.3 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from an indemnifying party arising out of or resulting from the causes enumerated in Section 7.2 shall be an amount equal to the Purchase Price.

                                  ARTICLE VIII

                             TERMINATION AND WAIVER

 SECTION 8.1 Termination. This Agreement may be terminated as follows:

          (a) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect; (ii) any representation or warranty of the Seller contained in this Agreement shall not have been true and correct in all material respects when made or as of the Closing Date; (iii) the Seller shall not have complied in all material respects with any covenant or agreement to be complied with by it and contained in this Agreement; or (iv) the Seller or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

          (b) by the Seller if, between the date hereof and the time scheduled for the Closing: (i) any representation or warranty of the Purchaser contained in this Agreement shall not have been true and correct in all material respects when made or as of the Closing Date; (ii) the Purchaser shall not have complied in all material respects with any covenant or agreement to be complied with by it and contained in this Agreement; or (iii) the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

          (c) by the Purchaser if the closing of the offering of debt contemplated by the Debt Offering Memorandum and the receipt by Seller of a minimum of $100 million in gross proceeds therefrom shall not have occurred on or prior to April 30, 1997; provided, however, that the Purchaser must notify the Seller in writing within five Business Days of notice from the Seller of the failure of such closing contemplated by the Debt Offering Memorandum to occur of Purchaser's election to proceed (in which case, Purchaser agrees to waive any conditions to Closing and breaking escrow which are not then met due to the failure of such closing under the Debt Offering Memorandum) or to terminate this Agreement or else this Agreement automatically shall be deemed to be terminated; or

          (d) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (e)     by the mutual written consent of the Seller and the Purchaser.

 SECTION 8.2        Effect of Termination.

          (a)     In the event of termination of this Agreement as provided in
Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to termination.

          (b)     In the event of termination of this Agreement as provided in
Section 8.1, the Escrow Agent shall, pursuant to the provisions of the Escrow Agreement, return the Purchase Price to the Purchaser and shall return the certificate(s) evidencing the Shares to the Seller.

 SECTION 8.3 Waiver. Either party to this Agreement may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto; or (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

 SECTION 9.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided however, that the Seller shall reimburse the Purchaser for the fees and disbursements of Purchaser's counsel actually incurred in connection with this Agreement and the transactions contemplated hereby up to an aggregate of $30,000.

 SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

           (a)     if to the Seller:

                   InterCel, Inc.
                   1239 O.G. Skinner Drive
                   West Point, Georgia 31833
                   Telecopy:  (706) 645-2329
                   Attention:  Fred G. Astor, Jr.

                   with a copy (which shall not constitute notice) to:

                   Nelson Mullins Riley & Scarborough L.L.P.
                   999 Peachtree Street, Suite 1400
                   Atlanta, GA  30309
                   Telecopy:  (404) 817-6050
                   Attention:  Glenn W. Sturm, Esq.

           (b)     if to the Purchaser:

                   The Huff Alternative Income Fund, L.P.
                   67 Park Place
                   Morristown, NJ  07960
                   Telecopy:  (201) 984-5818
                   Attention:  General Partner
                   with a copy (which shall not constitute notice) to:

                   Proskauer Rose Goetz & Mendelsohn LLP
                   1585 Broadway
                   New York, NY  10036-8299
                   Telecopy:  (212) 969-2900
                   Attention:  Peter G. Samuels, Esq.
 SECTION 9.3 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that with respect to any disclosure required by law or by a listing agreement with the National Association of Securities Dealers, Inc. Automated Quotation System National Market System or any national securities exchange to which the Purchaser or the Seller is a party, the party required to make such disclosure shall use its best efforts to consult with the other party as to the timing and contents of such disclosure and to obtain such consent prior to the time such disclosure is required to be made.

 SECTION 9.4 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the or interpretation of this Agreement.

 SECTION 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

 SECTION 9.6        Entire Agreement.  This Agreement and the Escrow
Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

 SECTION 9.7 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may, without the consent of the Seller, assign this Agreement prior to the Closing to a Person who controls, is controlled by or is under common control with the Purchaser, but no such assignment shall relieve the Purchaser of any of its obligations under this Agreement.

 SECTION 9.8 No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

 SECTION 9.9 Amendment. This Agreement may not be amended or modified except: (i) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser; or (ii) by a waiver in accordance with Section 8.3.

 SECTION 9.10 Management Rights For so long as the Purchaser holds Common Stock or Shares convertible into Common Stock which, in the aggregate, have a Current Market Value of $15 million, the Purchaser shall have the following rights:

      (a) Attendance at Meetings. The Purchaser shall have the right to receive notice of, and have one of its representatives (the "Observer") attend all meetings of Seller's board of directors (the "Board") and all meetings of committees of the Board on a non-voting basis. The Purchaser shall receive all materials distributed to the Board and committees of the Board at the same time as the materials are distributed to the Board and committees. If any director of the Seller who is also a director or Executive Officer of a Person that has a class of Securities registered with the Commission or on a national exchange or is otherwise subject to the reporting requirements of the Exchange Act, requests that the Purchaser's representative not be allowed to remain present during any portion of any meeting of the Board or any committee thereof due to the material non-public information about such Person which is to be discussed or disclosed at such meeting, the Purchaser agrees that its representative shall not be entitled to attend such portion(s) of such meeting(s) and shall comply with any such request from such director of the Board.

      (b) Consultation Right. The Purchaser shall have the right to regularly consult with Seller's Board and executive and financial management with respect to Seller's Business and to make proposals with respect to such Business. The parties agree that the Board and executive and financial management are under no obligation to take any action with respect to the proposals and other advice given by the Purchaser; however, Seller agrees to direct its executive and financial management and the Board to take such proposals and advice seriously and give due consideration thereto.

      (c) Books and Records. The Purchaser shall have the right, upon reasonable notice and at reasonable times during business hours, to inspect, and Seller shall keep and make available to the Purchaser at Seller's principal office all of the following:

                 (i) Copies of Seller's Federal, state and local income tax or information returns (including any schedules and exhibits thereto) and reports, if any, with respect to the six most recent fiscal years (or, if shorter, since the commencement of Seller's Business), or for such longer period required by any waivers extending periods of limitation to assess any such Taxes;

                 (ii) The audited financial statements of Seller for the six most recent fiscal years (or, if shorter, since the commencement of Seller's Business), or for such longer period required by any waivers extending periods of limitation to assess any Federal, state or local Taxes; and

                 (iii) Seller's books and records for the six most recent fiscal years (or, if shorter, since the commencement of Seller's Business), or for such longer period required by any waivers extending periods of limitation to assess any Federal, state or local Taxes.

 SECTION 9.11       Confidentiality.

      (a)        The Purchaser acknowledges that the relationship set forth in
Section 9.10 above places the Observer and the Purchaser in a position to learn confidential information, both written and oral, about the Seller's business operations, financial condition, assets and affairs, including but not limited to copies of unaudited financial statements of the Seller, negotiations between the Seller and third parties and other information which is highly sensitive in nature. All information, data, reports, discussions, prospects, compilations, financial plans, negotiations, prospects, memoranda and other materials (in any form) received by or communicated to the Observer directly or indirectly by Seller pursuant to Section 9.10 above (collectively "Confidential Information"), shall be treated as strictly confidential by the Purchaser in accordance with the terms and provisions of Section 9.11(b) through (f) below. The term "Confidential Information," however, does not include information that: (i) is filed with the Commission and which is not subject to a pending request for confidential treatment made to the Commission or any other Governmental Authority; (ii) becomes generally available to the public other than as a result of an improper disclosure by the Purchaser or its representatives and employees; (iii) was available to the Purchaser or its representatives (provided the Purchaser, its representatives and employees have no knowledge that such information was obtained, directly or indirectly, from a source that was bound by a confidentiality agreement with or other obligation of secrecy to the Seller or its representatives); (iv) becomes available to the Purchaser or its representatives and employees, directly or indirectly, from a source other than the Seller or its representatives and employees, provided that such source is not known by the Purchaser, its representatives or employees to be bound by a confidentiality agreement with or other obligation of secrecy to the Seller or its representatives and Affiliates; or (v) a director of the Board is under no obligation or duty to keep confidential.

      (b) For a period of two years from the date the Purchaser receives such information, the Purchaser agrees to keep all Confidential Information to itself and not to use, reveal, transfer, market, publish, divulge or otherwise disclose to any Person, directly or indirectly, any Confidential Information without the express written consent of the Seller (which consent may be withheld in the sole discretion of Seller). The Purchaser agrees that the Purchaser will not, without the Seller's prior written consent (which consent may be withheld in the sole discretion of Seller), make or permit to be made any copies, abstracts or summaries of the Confidential Information, except as necessary to assist the Purchaser in exercising its rights under Section 9.10 above. The Purchaser also agrees that, promptly upon demand, after the Purchaser ceases to have the right to an Observer under Section 9.10 above, the Purchaser will return to the Seller or destroy all written or tangible Confidential Information received by the Purchaser or its representative and employees (without retaining any copies thereof) and shall destroy all notes, reports and other materials prepared by or for the Purchaser based in whole or in part on Confidential Information received by the Purchaser. The Purchaser agrees to execute any additional confidentiality agreement required by the Seller in connection with any Confidential Information on substantially the same terms as the Seller has agreed to be bound with respect to such Confidential Information. The Purchaser agrees not to use for any purpose any portion of the Confidential Information except to exercise its rights pursuant to Section 9.10 above and not to use the Confidential Information in any way which is detrimental to the Seller.

      (c) It is each party's responsibility to ensure that its officers, directors, investment advisors, attorneys, employees, partners, affiliates and other representatives who are given access to the Confidential Information will be bound by and will conduct themselves in accordance with the terms of this
Section 9.11. Neither the Seller nor its Affiliates nor their representatives make (or shall be deemed to have made) any representation or warranty as to the accuracy or completeness of any Confidential Information (except as may be specifically provided elsewhere in this Agreement). Neither the Seller nor its Affiliates nor their representatives will have any liability to the Purchaser, its employees, agents or representatives resulting from the use of the Confidential Information by the Purchaser or its permitted employees, agents or representatives (except as may be specifically provided in this Agreement).

      (d) The Purchaser acknowledges that it is aware, and that it will advise its officers, directors, partners, advisors, attorneys, employees and other representatives who become informed of any Confidential Information, that the securities laws of the United States and various states prohibit any Person who has received material nonpublic information with respect to an issuer from trading in any securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such other Person may trade in any such securities. Without in any way limiting the obligations of the Purchaser pursuant to the provisions of this Agreement (other than this Section 9.11(d)) and applicable law, this Section 9.11(d), by itself, shall not give rise to an additional cause of action by the Seller against the Purchaser which is not available to the Seller pursuant to other terms and provisions of this Agreement or applicable law.

      (e) In the event that the Purchaser is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) in any judicial or administrative proceeding or is otherwise required by Law to disclose any Confidential Information, the Purchaser will give the Seller prompt notice of such request or requirement so that the Seller may seek an appropriate protective order or other relief. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, the Purchaser is nonetheless, in the considered and reasoned opinion of its counsel required by Law, to disclose Confidential Information, the Purchaser may disclose such Confidential Information as required by Law, without liability hereunder; provided, however, that the Purchaser gives the Seller written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and that the Purchaser use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information; and, further provided, the Purchaser will furnish only that portion of the Confidential Information which is legally required.

      (f) The Seller acknowledges that the Purchaser and its representatives review, and will continue to review, other potential investments in the securities of issuers other than Seller (including, without limitation, investments in other entities which may conduct a business of or similar to that conducted by the Seller). This Agreement does not limit or prohibit the Purchaser's ability to participate or invest, directly or indirectly, in any such other securities. The Purchaser acknowledges and agrees that, notwithstanding any other term or provision of this Agreement to the contrary, upon any breach by the Purchaser or its employees, agents or representatives of any of the terms or provisions of this Agreement, in addition to all of its other rights and remedies hereunder and under applicable law, the Seller shall be entitled to immediately revoke the rights of the Purchaser under Section 9.10 above. This Section 9.11 shall survive the Closing and any termination of this Agreement.

 SECTION 9.12 Governing Law. This Agreement shall be governed by the laws of the State of New York.

 SECTION 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

 SECTION 9.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the term hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.


                        (SIGNATURES BEGIN ON NEXT PAGE)

      IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             INTERCEL, INC.


                             By: /s/ Allen E. Smith
                                 ------------------------------------
                                 Name:  Allen E. Smith
                                 Title: President and Chief Excutive
                                        Officer


                             THE HUFF ALTERNATIVE
                              INCOME FUND, L.P.

                             By:  WRH PARTNERS, L.L.C., GENERAL PARTNER


                             By: /s/ Joseph R. Thornton
                                 ------------------------------------
                                 Name:  Joseph R. Thornton
                                 Title: Attorney-in-Fact

                                    ANNEX I


CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE
PARTICIPATING OR OTHER RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF

                      SERIES C CONVERTIBLE PREFERRED STOCK
                               ($0.01 Par Value)

                                       OF

                                 INTERCEL, INC.

                        --------------------------------


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


                        --------------------------------



                 INTERCEL, INC., a Delaware corporation (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by Article FOURTH of the Certificate of Incorporation of the Corporation, which authorizes the issuance of up to 1,000,000 shares of preferred stock, at a meeting or by consent of the Board of Directors duly held or obtained on March ___, 1997:

      RESOLVED, that the issue of a series of preferred stock, $0.01 par value, of the Corporation is hereby authorized and the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

      Section (1)        Number of Shares and Designation. 50,000 shares of the
preferred stock, $0.01 par value, of the Corporation are hereby constituted as a series of the preferred stock designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock"). Without the consent of the then current holders of shares of Series C Preferred Stock as provided for herein, the number of shares of Series C Preferred Stock may not be increased and may not be decreased below the number of then currently outstanding shares of Series C Preferred Stock.

      Section (2)        Definitions.  For purposes of the Series C Preferred
Stock, the following terms shall have the meanings indicated:

                 "Board of Directors" shall mean the board of directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series C Preferred Stock.

                 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                 "Common Stock" shall mean the Common Stock of the Corporation, par value $0.01 per share.

                 "Conversion Price" shall mean the conversion price per share of Common Stock into which the Series C Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section (7). The initial Conversion Price shall be $12.75 (equivalent to the rate of approximately 35.29412 shares of Common Stock for each share of Series C Preferred Stock), which initial conversion price was established pursuant to a letter dated March 5, 1997 from the Corporation to initial holder of the Series C Preferred Stock.

                 "Current Market Price" shall mean, as of a particular date, the average of the closing high bid and low asked prices per share of Common Stock in the over-the-counter market, as reported by the NASDAQ Stock Market or such other system then in use, or such other exchange or inter-dealer quotation system on which the Common Stock is principally traded or authorized to be quoted.

                 "Issue Date" shall mean the first date on which shares of Series C Preferred Stock are issued.

                 "NASDAQ Stock Market" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System.

                 "Person" shall mean any individual, firm, partnership, joint venture corporation, association or other entity, and shall include any successor (by merger or otherwise) of such entity.

                 "Securities" shall have the meaning set forth in paragraph
      (d)(iii) of Section (7).

                 "Series A Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series A Convertible Preferred Stock.

                 "Series B Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series B Convertible Preferred Stock.

                 "Series D Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series D Convertible Preferred Stock.

                 "Subsidiaries" shall mean any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Corporation directly or indirectly through one or more intermediaries.

                 "Trading Day" means a day on which the NASDAQ Stock Market, or such other exchange or inter-dealer quotation system on which the Common Stock is principally traded or authorized to be quoted, is open for the transaction of business.

                 "Transaction" shall have the meaning set forth in paragraph
      (e) of Section (7).

                 "Transfer Agent" means such agent or agents of the Corporation as may be designated by the Board of Directors of the Corporation as the transfer agent for the Series C Preferred Stock.

      Section (3)        Dividends.  (a)  The holders of shares of the Series C
Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available therefor, dividends in an amount per share of Series C Preferred Stock equal to the dividends payable on the number of shares of Common Stock into which one share of Series C Preferred Stock is then convertible, determined as of the date fixed for determining holders of shares of Common Stock entitled to receive such dividends. Each such dividend shall be payable in arrears to the holders of record of shares of the Series C Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors.

                 (b) Except as provided in Section 5(a), holders of shares of Series C Preferred Stock called for redemption on a redemption date between a dividend payment record date and the dividend payment date shall not be entitled to receive the dividend payable on such dividend payment date.

                 (c) So long as any shares of the Series C Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, junior to or on a parity with the Series C Preferred Stock, for any period, unless dividends declared and paid on the Common Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock in accordance with paragraph (a) of this Section (3).

                 (d) So long as any shares of the Series C Preferred Stock are outstanding, no shares ranking junior to or on a parity with the Series C Preferred Stock shall be redeemed or purchased by the Corporation or any Subsidiary, except in accordance with Section (5) hereof and the corresponding sections of the Certificates of Designations for the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, and the provisions of the Certificate of Incorporation of the Corporation.

                 Section (4)      Liquidation Preference.  (a)  In the event of
any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking junior to the Series C Preferred Stock, upon liquidation, dissolution or winding up, the holders of the shares of Series C Preferred Stock shall be entitled to receive $450.00 per share plus an amount equal to all dividends declared and unpaid thereon to the date of final distribution to such holders; in addition, such holders shall also be entitled to share ratably with the holders of the shares of Common Stock as provided in paragraph (b) of this Section (4). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series C Preferred Stock, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments in respect thereof, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section (4), (i) a consolidation or merger of the Corporation with one or more entities, (ii) a sale or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary; provided, however, that any subsequent distribution, liquidation, dissolution or winding up of the Corporation shall remain subject to this Section (4).

                 (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to Series C Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series C Preferred Stock, as provided in paragraph (a) of this Section (4), holders of shares of Series C Preferred Stock shall be entitled to share ratably with holders of shares of Common Stock and any other class or series entitled to participate with the Common Stock in the event of liquidation, dissolution or winding up, in any and all assets remaining to be paid or distributed, such that distributions shall be made in respect of each share of Series C Preferred Stock in an amount equal to the distributions made in respect of the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible.

      Section (5)        Redemption at the Option of the Corporation.  (a)
Series C Preferred Stock may not be redeemed by the Corporation prior to the fifth anniversary of the Issue Date. After the fifth anniversary of the Issue Date, the Corporation, at its option, may redeem the shares of Series C Preferred Stock, in whole or in part, for an aggregate redemption price of $450.00 per share plus an amount per share equal to declared and unpaid dividends, if any, to the date fixed for redemption, out of funds legally available therefor, at any time or from time to time, subject to the notice provisions and provisions for partial redemption described below; provided, however, that the Corporation must redeem the shares of Series A Preferred Stock, the shares of Series B Preferred Stock, the shares of Series C Preferred Stock and the shares of Series D Preferred Stock on a pro rata basis.

                 (b) In the event the Corporation shall desire to redeem shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 20 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation, which notice shall be unconditional and irrevocable. Each such notice shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (5) the then current Conversion Price; and (6) that the Corporation is not then in default of any material loan document, indenture or other borrowing the consequences of which have a Material Adverse Effect. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the prompt payment of the redemption price), (i) the shares of the Series C Preferred Stock so called for redemption and not converted prior to 5:00 p.m. New York, New York time, on the redemption date shall no longer be deemed to be outstanding, and (ii) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price without interest thereon after the redemption date) shall cease. If the Corporation fails to provide money for the payment of the redemption price within 30 days after the redemption date, the redemption price shall accrue interest at the rate of 15% per annum.

      Upon surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid.
If fewer than all the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are to be redeemed, shares to be redeemed shall be selected pro rata (as nearly as may be) by the Corporation from outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock not previously called for redemption. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

      Section (6)        Shares to be Retired.  All shares of Series C
Preferred Stock purchased or redeemed by the Corporation or converted shall be retired and canceled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series.

      Section (7)        Conversion.  Holders of shares of Series C Preferred
Stock shall have the right to convert all or a portion of such shares into shares of Common Stock as follows:

                 (a) Subject to and upon compliance with the provisions of this Section (7), a holder of shares of Series C Preferred Stock shall have the right, at his, her or its option, at any time after the eighteen month anniversary of the Issue Date, to convert such shares, in whole or in part, into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the aggregate liquidation preference of such shares by the Conversion Price and by surrender of such shares so to be converted by the holder thereof, such surrender to be made in the manner provided in paragraph
(b) of this Section (7); provided, however, that the right to convert shares called for redemption pursuant to Section (5) shall terminate at the close of business on the date fixed for such redemption, unless the Corporation shall default in making prompt payment of the amount payable upon such redemption. Any share of Series C Preferred Stock may be converted, at the request of its holder, in part into Common Stock. If a part of a share of Series C Preferred Stock is converted, then the Corporation will convert such share into the requested shares of Common Stock (subject to paragraph (c) of this Section (7)) and issue a fractional share of Series C Preferred Stock evidencing the remaining interest of such holder.

                 (b) In order to exercise the conversion right, the holder of each share of Series C Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent or, if no Transfer Agent has been appointed by the Corporation, at the principal office of the Corporation, accompanied by written notice to the Corporation that the holder thereof elects to convert its shares of Series C Preferred Stock or a specified portion thereof. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series C Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

      Holders of shares of Series C Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a redemption date between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date) on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date.

      As promptly as practicable after the surrender of certificates for shares of Series C Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his, her or its written order, (i) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section (7), (ii) if less than the full number of shares of Series C Preferred Stock evidenced by the surrendered certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificates less the number of shares being converted, and (iii) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph
(c) of this Section (7).

      Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series C Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation. All shares of Common Stock delivered upon conversion of the Series C Preferred Stock shall upon delivery be duly and validly issued and fully paid and nonassessable.

                 (c) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series C Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to such fraction of a share multiplied by the Current Market Price of one share of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered.

                 (d) The Conversion Price shall be adjusted from time to time as follows:

                         (i) In case the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any share of Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series C Preferred Stock been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the close of business on the record date in the case of a dividend or distribution (except as provided in paragraph (h) below) and shall become effective immediately after the close of business on the record date in the case of a subdivision, combination or reclassification.

                         (ii) In case the Corporation shall issue after the Issue Date (a) options, warrants or other rights to all holders of Common Stock as a class entitling them (for a period expiring within 180 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the Conversion Price at the record date for the determination of shareholders entitled to receive such options, warrants or other rights or (b) shares of Common Stock or securities exercisable for (including options, warrants or other rights other than those referred to in clause (a) above and subparagraph (iii) below) or exchangeable or convertible into shares of Common Stock at a price per share (or having an exercise, exchange or conversion price per share) less than the then current Conversion Price (other than securities issued in a transaction in which a pro rata share of such securities have been reserved by the Corporation for distribution to the holders of Series C Preferred Stock upon conversion), then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the date of issuance of such options, warrants or other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock) by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such options, warrants or other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock) (without giving effect to any such issuance) and (B), in the case of (a) above, the number of shares which the aggregate proceeds from the exercise of such options, warrants or other rights for Common Stock or, in the case of (b) above, the number of shares which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock) so issued would purchase at the Conversion Price in effect immediately prior to the date of issuance, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of such options, warrants or other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into Common Stock) (without giving effect to any such issuance) and (B), in the case of clause (a) above, the number of additional shares of Common Stock offered for subscription or purchase or, in the case of clause (b) above, the number of shares of Common Stock so issued or into which the exercisable, exchangeable or convertible securities may be exercised, exchanged or converted. Such adjustment shall be made successively whenever any such options, warrants or other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into Common Stock) are issued, and shall become effective immediately after such record date or, in the case of the issuance of Common Stock, after the date of issuance thereof (or in the case of securities exercisable for or exchangeable or convertible into shares of Common Stock, the date on which holders may first exercise, exchange or convert the same in accordance with the respective terms thereof). In determining whether any options, warrants or other rights entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than the Conversion Price in effect immediately prior to the date of such issuance, and in determining the aggregate offering price of shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock), there shall be taken into account any net consideration received or receivable by the Corporation upon issuance and upon exercise of such options, warrants or other rights or upon issuance of shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock), the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith or, if higher, the aggregate exercise, exchange or conversion price set forth in such exercisable, exchangeable or convertible securities. The aggregate consideration received by the Corporation in connection with the issuance of shares of Common Stock or of options, warrants or other rights or securities exercisable for or exchangeable or convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate net offering price of all such securities plus the minimum aggregate amount, if any, payable upon the exercise of such options, warrants or other rights and conversion of any such exercisable, exchangeable or convertible securities into shares of Common Stock.

                         (iii) In case the Corporation shall distribute to all holders of its Common Stock as a class any shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or assets (other than a regular cash dividend that the Board of Directors determines, in good faith, can be maintained by the Corporation for at least four consecutive periods covering not less than one year and that the Board of Directors intends to maintain for at least four consecutive periods covering not less than one year, out of profits or surplus) or options, warrants or other rights to subscribe for or purchase any of its securities (excluding those referred to in subparagraph (ii)(a) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each such case, unless the Corporation elects to reserve shares or other units of such Securities for distribution to the holders of the Series C Preferred Stock upon the conversion of the shares of Series C Preferred Stock so that any such holder converting shares of Series C Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such Securities which such holder would have received if such holder had, immediately prior to the record date for the distribution of the Securities, converted his or her shares of Series C Preferred Stock into Common Stock (such election to be based upon a determination by the Board of Directors that such reservation will not materially adversely affect the interests of any holder of Series C Preferred Stock in any such reserved Securities), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the date of such distribution by
      (II) a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on the record date mentioned below less the fair market value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of the Common Stock. Such adjustment shall become effective immediately, except as provided in paragraph (h) below, after the record date for the determination of stockholders entitled to receive such distribution.

                         (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subparagraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided further that any adjustment shall be required and made in accordance with the provisions of this Section (7) (other than this subparagraph (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this Section (7) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/100 of a share (with .005 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

                         (v) No adjustment in the Conversion Price shall be required in the event of any dividend, distribution or issuance to holders of shares of Common Stock pursuant to subparagraph (i), (ii) or
      (iii) above if holders of shares of Series C Preferred Stock have received the same dividend, distribution or issuance in accordance with Section (3).

                 (e) In case the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which paragraph (d)(i) of this Section (7) applies) (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series C Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Series C Preferred Stock was convertible immediately prior to such Transaction. The Corporation shall use reasonable efforts to deliver notice of any Transaction to the holders of Series C Preferred Stock at least 20 days prior to the earlier of the consummation or the record date therefor; provided, however, that any unintentional failure by the Corporation to deliver such required notice shall not impair or affect the validity or provisions of any such Transaction; and provided, further, that any failure by the Corporation to deliver such required notice shall toll the time period in which the holders of Series C Preferred Stock may convert their shares as aforementioned until such notice is delivered by the Corporation.
The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e) and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series C Preferred Stock which will contain provisions enabling the holders of the Series C Preferred Stock which remains outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price immediately after such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

                 (f)     If:

                         (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than a regular cash dividend that the Board of Directors determines can be maintained by the Corporation for at least four consecutive periods covering at least one year and that the Board of Directors intends to maintain for at least four consecutive periods covering at least one year out of profits or surplus); or

                         (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                         (iii) there shall be any reclassification of the Common Stock (other than an event to which paragraph (d)(i) of this Section (7) applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation, then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Series C Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date specified in clauses (A) and (B) below, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale or transfer is expected, that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale or transfer. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section (7).

                 (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the calculation of such adjusted Conversion Price and the date on which such adjustment becomes effective and shall promptly mail such notice of such adjustment of the Conversion Price to the holder of each share of Series C Preferred Stock at his, her or its last address as shown on the stock records of the Corporation.

                 (h) In any case in which paragraph (d) of this Section (7) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series C Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph (c) of this Section (7).

                 (i) For purposes of this Section (7), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

                 (j) If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section
(7), only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value.

                 (k) In case the Corporation shall take any action affecting the Common Stock other than action described in this Section (7), which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Series C Preferred Stock, the Conversion Price for the Series C Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

                 (l) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its, or both, for the purpose of effecting conversion of the Series C Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series C Preferred Stock not theretofore converted. For purposes of this paragraph (1), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series C Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

      Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock deliverable upon conversion of the Series C Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

      The Corporation shall use all reasonable efforts to list the shares of Common Stock required to be delivered upon conversion of the Series C Preferred Stock prior to such delivery, on the NASDAQ Stock Market or such other exchange or interdealer quotation system on which the Common Stock is principally traded or authorized to be quoted.

      Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Corporation shall use all reasonable efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and any such conversion or delivery shall be subject to any applicable requirements of law or regulation.

                 (m) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes or fees payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series C Preferred Stock pursuant hereto imposed by any Governmental Authority (including without limitation, any fee in respect of an HSR Act filing); provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series C Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

      Section (8)        Ranking.  Any class or classes of stock of the
Corporation shall be deemed to rank:

                         (i) prior to the Series C Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preferred Stock;

                         (ii) on a parity with the Series C Preferred Stock, (A) as to dividends, if such stock shall be Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock or Common Stock or if the holders of such class of stock and the Series C Preferred Stock shall be entitled to the receipt of dividends in proportion to their respective amounts of declared and unpaid dividends per share, without preference or priority one over the other, or (B) as to distribution of assets upon liquidation, dissolution or winding up, whether or not the redemption or liquidation prices per share thereof be different from those of the Series C Preferred Stock, if such stock shall be Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock or if the holders of such class of stock and the Series C Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of liquidation prices, without preference or priority one over the other; and

                         (iii) junior to the Series C Preferred Stock, (A) as to dividends, if the holders of Series C Preferred Stock shall be entitled to the receipt of dividends in preference or priority to the holders of shares of such stock, or (B) as to distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Series C Preferred Stock shall be entitled to receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such stock.

      Section (9)        Voting.

                 (a) Except as herein provided or as otherwise from time to time required by law, holders of Series C Preferred Stock shall have no voting rights.

                 (b) So long as any shares of the Series C Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Series C Preferred Stock outstanding at the time given in person or by proxy, either in writing or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

                         (i) The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to, or convertible, exercisable or exchangeable into any class or series of stock ranking prior to, the Series C Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up;

                         (ii) The increase in the authorized or issued amount of Series C Preferred Stock; or

                         (iii) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation of the Corporation (including any of the provisions hereof) which would affect any right, preference or voting power of Series C Preferred Stock or of the holders thereof, provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect such rights, preferences or voting powers.

      The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption, scheduled to be consummated within 30 days after such time.

      Section (10)       Record Holders.  The Corporation and the Transfer
Agent may deem and treat the record holder of any shares of Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                        [Signatures begin on next page]

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be
made under the seal of the Corporation and signed by [       ], its [       ],
and attested by [         ] its [            ], this [       ] day of [      ],
1997.

                                        INTERCEL, INC.



                                        By
                                           -------------------------------------
                                         Its:
                                             -----------------------------------

(Corporate Seal)

Attest:



By
  --------------------------------

                                    ANNEX II

                              REGISTRATION RIGHTS



      (a) The Purchaser shall have the right at any time after the Closing to make three requests, one of which may be a Shelf Request (as defined in paragraph (b) hereof), of the Seller in writing for registration under the Securities Act of shares of Common Stock into which Shares have been converted or are to be converted prior to the closing of the offering pursuant to such registration (the "Securities"): with respect to the first of any such request to register under the Securities Act at least $10 million in market value of Securities Beneficially Owned by the Purchaser (the shares subject to any such request hereunder being referred to as the "Subject Stock"), and with each subsequent such request being at least 6 months following the completion of the prior offering pursuant to a registration statement with respect to the Subject Stock which was effective until the earlier of the completion of such offering or three months. The Seller shall use all reasonable efforts to cause the Subject Stock to be registered under the Securities Act as soon as reasonably practicable after receipt of a request so as to permit promptly the sale thereof, and in connection therewith, the Seller shall prepare and file, on such appropriate form as the Seller in its discretion shall determine, a registration statement under the Securities Act to effect such registration. The Seller shall use all reasonable efforts to list all Subject Stock covered by such registration statement on any national securities exchange on which the Common Stock is then listed or to list such Subject Stock on the National Association of Securities Dealers, Inc. Automated Quotation System or National Market System. The Purchaser hereby undertakes to provide all such information and materials and take all such action as may be required in order to permit the Seller to comply with all applicable requirements of the Commission and to obtain any desired acceleration of the effective date of such registration statement. Any registration statement filed at the Purchaser's request hereunder will not count as a requested registration unless effectiveness is maintained until the earlier of completion of the offering or three months (other than in the case of a Shelf Registration, in which case effectiveness must be maintained for an aggregate of six months or until completion of the offering, whichever occurs first). Notwithstanding the foregoing, the Seller
(i) shall not be obligated to cause any special audit to be undertaken in connection with any such registration (provided that this provision shall not relieve the Seller of its obligation to obtain any required consents with respect to financial statements in prior periods) and (ii) shall be entitled to postpone for a reasonable period (not to exceed 90 days) of time the filing of any registration statement otherwise required to be prepared and filed by the Seller if the Seller is, at such time, either (A) conducting, or proposing to file with the Commission within 90 days a registration statement with respect to, an underwritten public offering for the account of the Seller of equity securities (or securities convertible into equity securities) or is subject to a contractual obligation not to engage in a public offering and is advised in writing by its managing underwriter or underwriters (with a copy to the Purchaser) that such offering would in its or their opinion be adversely affected by the registration so requested or (B) subject to an existing contractual obligation to its underwriters not to engage in a public offering. Notwithstanding any other provision of this Annex II, the Seller may postpone action under this Annex II for as long as it reasonably deems necessary (but no longer than 90 days) if the Seller determines, in its reasonable discretion, that effecting the registration at such time might (i) adversely affect a pending or contemplated financing, acquisition, disposition of assets or stock, merger or other significant transaction, or (ii) require the Seller to make public disclosure of information the public disclosure of which at such time the Seller in good faith believes could have a significant adverse effect upon the Seller.

      No securities, other than Purchaser's, may be registered on a registration statement requested by the Purchaser pursuant to the first paragraph of paragraph (a) of this Annex II without the Purchaser's express written consent, unless the amount of such securities is subject to reduction prior to any reduction in the number of securities originally requested by the Purchaser in the event the lead underwriter of the related offering believes that the success of such offering would be materially and adversely affected by inclusion of all the securities requested to be included therein.

      At any time after the Closing, if the Seller proposes to file a registration statement under the Securities Act with respect to an offering of its equity securities (i) for its own account (other than a registration statement on Form S-4 or S-8 or any substitute form that may be adopted by the Commission) or (ii) for the account of any holders of its securities (including pursuant to a demand registration), then the Seller shall give written notice of such proposed filing to the Purchaser as soon as practicable (but in any event not less than 10 Business Days before the anticipated filing date), and such notice shall offer the Purchaser the opportunity to register such number of shares of Securities as the Purchaser requests. If the Purchaser wishes to register securities of the same class or series as the Seller or such holder, such registration shall be on the same terms and conditions as the registration of the Seller's or such holders' securities (a "Piggyback Registration"). Notwithstanding anything contained herein, if the lead underwriter of an offering involving a Piggyback Registration delivers a written opinion to the Seller that the success of such offering would be materially and adversely affected by inclusion of all the securities requested to be included, then the number of securities to be registered by the Purchaser shall be reduced prior to any reduction in the number of securities originally requested to be registered pursuant to clauses (i) and (ii) of the first sentence of this paragraph; provided, however, that the Seller must provide prompt written notice of such written opinion to the Purchaser. The Purchaser shall have the right at any time to convert its request for a Piggyback Registration into a requested registration pursuant to the first paragraph of paragraph (a) of this Annex II.

      (b) Upon the request of the Purchaser (the "Shelf Request"), the Seller shall:

                 (i) as promptly as reasonably practicable, prepare and file pursuant to SEC Rule 415 on Form S-3 or such other form as Seller in its discretion shall determine with the SEC, and thereafter shall use all reasonable efforts to cause to be declared effective as promptly as reasonably practicable, a Shelf Registration Statement relating to the offer and sale of the Shares by the Purchaser from time to time in accordance with the methods of distribution elected by the Purchaser and set forth in the Shelf Registration Statement;

                 (ii) use all reasonable efforts to keep the Shelf Registration Statement effective in order to permit the prospectus forming part thereof to be useable by the Purchaser for an aggregate period of six months, or for such shorter period that will terminate when all Shares covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or cease to be outstanding; and

                 (iii) notwithstanding any other provisions hereof, use all reasonable efforts to ensure that (A) any Shelf Registration Statement and any amendments thereto and any prospectus forming part thereof and any supplement thereof complies in all material respects with the Securities Act and the rules and regulation thereunder, (B) any Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) any prospectus forming part of any Shelf Registration Statement, and any supplement to such prospectus (as amended or supplemented from time to time), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

      (c) In connection with any offering of shares of Subject Stock registered pursuant to this Annex II, the Seller (i) shall furnish to the Purchaser such number of copies of any prospectus (including any preliminary prospectus) as it may reasonably request in order to effect the offering and sale of the Subject Stock to be offered and sold, but only while the Seller shall be required under the provisions hereof to cause the registration statement to remain current and (ii) take such action as shall be necessary to qualify the shares covered by such registration statement under such "blue sky" or other state securities laws for offer and sale as the Purchaser shall reasonably request; provided, however, that the Seller shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it shall not then be qualified or to file any general consent to service of process in any jurisdiction in which such a consent has not been previously filed. If applicable, the Seller shall enter into an underwriting agreement with a managing underwriter or underwriters selected by the Purchaser (reasonably satisfactory to the Seller) containing representations, warranties, indemnities and agreements then customarily included by an issuer in underwriting agreements with respect to secondary distributions; provided, however, that such underwriter or underwriters shall agree to use their best efforts to ensure that the offering results in a distribution of the Subject Stock sold in accordance with the terms of this Agreement. In connection with any offering of Subject Stock registered pursuant to this Annex II, the Seller shall (x) furnish to the underwriter, at the Seller's expense, unlegended certificates representing ownership of the Subject Stock being sold in such denominations as reasonably requested and (y) instruct any transfer agent and registrar of the Subject Stock to release any stop transfer orders with respect to such Subject Stock. If Purchaser enters into an underwriting agreement with respect to the Subject Stock, Purchaser's representations, warranties and indemnities contained therein shall be made severally rather than jointly with the Company or any other selling stockholder and shall be limited to (i) Purchaser's ownership of the Subject Stock, (ii) Purchaser's authority to enter into the underwriting agreement and related matters, and (iii) any information provided by Purchaser for inclusion in the registration statement. Upon any registration becoming effective pursuant to this Annex II (other than a Shelf Registration Statement), the Seller shall use all reasonable efforts to keep such registration statement current for such period as shall be required for the disposition of all of said Subject Stock; provided, however, that such period need not exceed three months.

      (d) The Purchaser shall pay all underwriting discounts and commissions related to shares of Subject Stock being sold by the Purchaser and the fees and disbursements of counsel and other advisors to the Purchaser. All other fees and expenses in connection with the first requested registration pursuant to the first paragraph of paragraph (a) (which may be the Shelf Request, if any) of this Annex II, including, without limitation, all registration and filing fees, all fees and expenses of complying with securities or "blue sky" laws, fees and disbursements of the Seller's counsel and accountants (including the expenses of "cold comfort" letters required by or incident to such performance and compliance) and any fees and disbursements of underwriters customarily paid by issuers in secondary offerings, shall be paid by the Seller, and all such other fees and expenses in connection with the second and third requested registration pursuant to this Annex II shall be borne equally by the Purchaser and the Seller; provided, however, that in the event the Purchaser fails to convert Shares into Common Stock prior to any such offering, such that such offering is not able to be completed, the Purchaser shall pay all such other fees and expenses.

      (e) In the case of any offering registered pursuant to this Annex II, the Seller agrees to indemnify and hold the Purchaser, each underwriter of Securities under such registration and each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act and the directors and officers of the Purchaser, harmless against any and all losses, claims, damages, liabilities or action to which they or any of them may become subject under the Securities Act or any other statute or common law or otherwise, and to reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Subject Stock, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus (as amended or supplemented if the Seller shall have filed with the Commission any amendment thereof or supplement thereto), if used prior to the effective date of such registration statement, or contained in the prospectus (as amended or supplemented if the Seller shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this paragraph (e) shall not apply to such losses, claims, damages, liabilities or actions which shall arise from the sale of Subject Stock by the Purchaser if such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, (x) made in reliance upon and in conformity with information furnished in writing to the Seller by the Purchaser or any such underwriter specifically for use in connection with the preparation of the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any such amendment thereof or supplement thereto or (y) made in any preliminary prospectus, and the prospectus contained in the registration statement in the form filed by the Seller with the Commission pursuant to Rule 424(b) under the Securities Act shall have corrected such statement or omission and a copy of such prospectus shall not have been sent or given to such person at or prior to the confirmation of such sale to him.

      (f) In the case of each offering registered pursuant to this Annex II, the Purchaser and each underwriter participating therein shall agree, in the same manner and to the same extent as set forth in paragraph (e) of this Annex II, severally to indemnify and hold harmless the Seller and each person, if any, who controls the Seller within the meaning of Section 15 of the Securities Act, and the directors and officers of the Seller, and in the case of each such underwriter, the Purchaser, each person, if any, who controls the Purchaser within the meaning of the Securities Act and the directors, officers and partners of the Purchaser, with respect to any statement in or omission from such registration statement or any preliminary prospectus (as amended or as supplemented, if amended or supplemented as aforesaid) or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid), if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Seller by the Purchaser or such underwriter specifically for use in connection with the preparation of such registration statement or any preliminary prospectus or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.

      (g) Each party indemnified under paragraph (e) or (f) of this Annex II shall, promptly after receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the commencement thereof. The omission of any indemnified party to so notify an indemnifying party of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in paragraph (e) or (f) of this Annex II, unless the indemnifying party was prejudiced by such omission, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under paragraph (e) or (f) of this Annex II for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party, in its sole and absolute discretion, for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel, in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. No such third party claim may be settled by the indemnifying party or the indemnified party without the prior written consent of the other, which consent shall not be unreasonably withheld.

      (h) If the indemnification provided for under paragraph (e) or (f) shall for any reason be held by a court to be unavailable to an indemnified party under paragraph (e) or (f) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under paragraph (e) or (f) hereof, the indemnified party and the indemnifying party under paragraph (e) or
(f) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the Seller and the prospective seller of Securities covered by the registration statement which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause
(i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Seller and such prospective seller from the offering of the securities covered by such registration statement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

      (i) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable losses which may be recovered from an indemnifying party arising out of or resulting from the causes enumerated in paragraph (e) or (f) shall be an amount equal to the Purchase Price.

      (j) Capitalized terms not defined in this Annex shall have the meanings set forth in the Agreement.

      (k) Any successor to the Seller (whether by merger, consolidation, sale of assets, assignment or otherwise) shall expressly assume in writing the Seller's obligations hereunder.

                                                                 EXHIBIT 10(rr)


                                   ANNEX III


                           ADDITIONAL REPRESENTATIONS
                            AND WARRANTIES OF SELLER

         As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants, to the knowledge of Seller and except as otherwise Disclosed by Seller, as follows:

         1. Intellectual Property. Each of the Seller and its Subsidiaries has or has the right to use all franchises, patents, patent applications, patent licenses, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses, permits, authorizations and other intellectual property rights as are necessary for the Business as currently conducted, except to the extent that the failure to have any of them would not have a Material Adverse Effect. All of the foregoing are in full force and effect, and each of the Seller and its Subsidiaries is in compliance with the foregoing without any conflict with the rights of others which could have a Material Adverse Effect.

         2. Title to Assets; Leases. Prior to, upon and immediately after the Closing, each of the Seller and its Subsidiaries owns or has the right to use all of the Assets necessary for the Business as currently conducted, the absence of which would have a Material Adverse Effect. Prior to, upon and immediately after the Closing, each of the Seller and its Subsidiaries enjoys peaceful and undisturbed possession of all leases of real property on which facilities operated by it are situated and all leases of other Property used in its Business, and all such leases are valid and in full force and effect, in each case the absence of which would have a Material Adverse Effect.

         3. Related Agreements. The Purchaser has heretofore or simultaneously herewith been furnished with complete and correct copies of the agreements set forth on the Disclosure Schedule and all appendices, schedules, exhibits and other attachments thereto, including, without limitation, the Series D Stock Purchase Agreement between the Seller and SCANA Communications, Inc. relating to Series D Convertible Preferred Stock (collectively, together with the Transaction Documents other than this Agreement and the Escrow Agreement, the "Related Agreements"). Assuming due execution and delivery thereof by all parties thereto, each of the Related Agreements creates a legally binding obligation of each party thereto, enforceable against such parties in accordance with the respective terms and provisions thereof. This Agreement, the Escrow Agreement, the Debt Offering Memorandum and the Related Agreements are the only material agreements relating to the High Yield Debt, the financing thereof and the transactions contemplated hereby to which the Seller or any Subsidiary is a party. "Transaction Documents" means this Agreement (including the Annexes), the Escrow Agreement, the Certificate of Designation.

         4. Environmental Protection. Except as would not have a Material Adverse Effect, (i) the operations of the Seller and each of its Subsidiaries are in compliance with Environmental Laws; (ii) there has been no Release at any of the properties presently or



                                     III-1
formerly owned or operated by the Seller or any of its Subsidiaries or any disposal or treatment facility which received Hazardous Materials generated by the Seller or any of its Subsidiaries or any of its or their predecessor(s) in interest; (iii) no Environmental Actions have been asserted against the Seller or any of its Subsidiaries or any of its or their predecessor(s) in interest nor does the Seller or any of its Subsidiaries have knowledge or notice of any threatened or pending Environmental Action; and (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by the Seller or any of its Subsidiaries or any of its or their predecessor(s) in interest.

         5. Withholding; Union Contracts, Labor Relations. Each of the Seller and its Subsidiaries has withheld all amounts required by law or agreement to be withheld by it from the wages, salaries, benefits and other payments to or for the benefit of its employees, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing except where the failure to withhold would not have a Material Adverse Effect. Neither the Seller nor any of its Subsidiaries is a party to any employment agreement, arrangement or understanding other than as disclosed on the Disclosure Schedule. There are no, and there have never been any, collective bargaining agreements covering any of the employees of the Seller or any of its Subsidiaries. Except as disclosed on the Disclosure Schedule, none of the Seller, any Subsidiary thereof or any employee of the Seller or any Subsidiary thereof is subject to any employment agreement or non-competition agreement with any former employer or any other Person which agreement would have a Material Adverse Effect due to (i) any information which the Seller or any Subsidiary thereof would be prohibited from using under the terms of such agreements or (ii) any legal considerations relating to unfair competition, trade secrets or proprietary information.

         6.       Business; Property and Licenses.

         (a) Business and Property. Neither the Seller nor any of its Subsidiaries engages in or currently proposes to engage in any business or activity unrelated to the Business, other than the direct or indirect ownership of the capital stock of or other interests in the Seller's Subsidiaries, Unity Cellular Systems, Inc. and Northern Maine Cellular Partnership.

         (b) Licenses. There is set forth in the Disclosure Schedule a description of all FCC Licenses which, as of the Closing, will be held by the Seller or any of its Subsidiaries and indicating which such Person holds each such FCC License. Except to the extent it would not have a Material Adverse
Effect: (i) all of such FCC Licenses are in full force and effect and have been duly issued in the name of, or validly assigned to, the Seller or one of its Subsidiaries and no default or breach exists thereunder; (ii) no event has occurred with respect to the FCC Licenses that permits, or after giving notice, lapse of time or both would permit, revocation or termination of such FCC Licenses or would result in any material impairment of the rights of the holder thereof; and (iii) all such FCC Licenses are in effect for the usual FCC License terms and are unimpaired by any condition or other restriction imposed by the FCC or other Governmental Authority (other than restrictions and conditions generally applicable to licenses of the same or similar type or class).


                                     III-2

         Except to the extent it would not have a Material Adverse Effect: (i) all applications necessary for renewal or extension of the FCC Licenses have been timely filed in accordance with the requirements of the FCC or other Governmental Authority issuing such FCC Licenses; (ii) the Seller has not been informed that any of the FCC Licenses will not be renewed in the ordinary course; and (iii) no allegations, complaints, charges, investigations, renewal or revocation hearings, or other proceedings have been threatened or initiated in any forum, nor has any Governmental Authority (including, but not limited to, the FCC) proposed, announced, used, or adopted any amendment, modification, or change to any law or regulation, with respect to or impacting upon such FCC Licenses.

         (c) Other Licenses and Approvals. Except to the extent it would not have a Material Adverse Effect, each of the Seller and its Subsidiaries has or has the right to use all Licenses and Approvals that are necessary for the Seller and its Subsidiaries to carry on the Business as currently conducted.

         (d) Operation and Maintenance of Equipment. No Person owning or operating any equipment and other tangible personal property in connection with the operation of the Business has used, operated or maintained the same in a manner which now or hereafter could result in the cancellation or termination of the right of the Seller or any Subsidiary to use or make use of the same which could result in a Material Adverse Effect. All of the material equipment and other tangible personal property which will be owned by the Seller or any Subsidiary upon the Closing is in good operating condition and repair (subject to normal wear and tear) and has been used, operated and maintained in compliance with all material applicable laws, rules and regulations, including, without limitation, any Licenses and Environmental Laws the failure of compliance with which could result in a Material Adverse Effect.

         7. FCC Matters. Except to the extent it would not have a Material Adverse Effect, each of the Seller and its Subsidiaries: (i) is in compliance with the provisions of the Communications Act as implemented, interpreted, and applied by the FCC; (ii) is in compliance with FCC requirements and restrictions relating to FCC License ownership, and will continue to be in such compliance immediately following the Closing; (iii) has duly and timely filed all reports and other filings which are required to be filed by it under the Communications Act or any other applicable law, rule or regulation of any Governmental Authority; and (iv) is in compliance with all such laws, rules and regulations, the noncompliance with which would have a Material Adverse Effect on the continuation of any License held by the Seller or any of its Subsidiaries. Except to the extent it would not have a Material Adverse Effect, all information provided by or on behalf of the Seller or any Subsidiary in any filing with the FCC was, at the time of filing, true, complete and correct in all material respects when made, and the FCC has been notified of any substantial or significant changes in such information as may be required in accordance with applicable laws, rules and regulations.

         8. Representations and Warranties under Related Agreements. All representations and warranties made by the Seller or any of its Subsidiaries in any of the Related Agreements or in the certificates delivered in connection therewith are true and



                                     III-3
correct in all material respects as of the date hereof with the same force and effect as though made on and as of the date hereof, except to the extent that any of such representations and warranties relate expressly to an earlier date or may have been affected by the consummation of the transactions contemplated and permitted or required by this Agreement and the Related Agreements. All representations and warranties made in the Related Agreements by or on behalf of any party thereto other than the Seller or any of its Subsidiaries are true and correct in all material respects as of the date hereof with the same force and effect as though made on and as of the date hereof, except to the extent that any of such representations and warranties related expressly to an earlier date or may have been affected by the consummation of the transactions contemplated and permitted or required by this Agreement and the Related Agreements, which representations and warranties were true in all material respects as of such earlier date or without giving effect to the consummation of such transactions, as the case may be.

         9. Tax Returns. Except to the extent it would not have a Material Adverse Effect: (i) each of Seller and its Subsidiaries has filed all federal, state, local and other tax returns which are required to be filed by it within the period required for such filings and any extensions granted therefor and within the period that the same may be filed without interest or penalties;
(ii) each such Person has paid, or made adequate provision for the payment of, all taxes (if any), including any interest and penalties thereon, which have or may become due and payable pursuant to any of the said returns or pursuant to any matters raised by audits or for other reasons known to it; and (iii) each such Person has made adequate provision for all current taxes. No audit by any Governmental Authority of the federal, state, local or other tax returns, forms or information statements of the Seller or any of its Subsidiaries with respect to such taxes is currently in progress or overtly threatened.

         10.      ERISA.

         (a) No Other Plans. None of the Seller, any of its Subsidiaries or any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on the Disclosure Schedule.

         (b) ERISA and Code Compliance and Liability. Each of the Seller, its Subsidiaries and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except where failure to comply would not result in a material liability to any such Person and except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, the absence of which determination could have a Material Adverse Effect. No material liability, whether the form of a funding liability, tax liability, or otherwise, has been incurred by the Seller, any of its Subsidiaries or any ERISA Affiliate which remains unsatisfied with respect to any Employee Benefit Plan or any Multiemployer Plan.



                                     III-4

         (c) ERISA Litigation. No material proceeding, claim, lawsuit and/or investigation is existing or overtly threatened concerning or involving any (i) employee welfare benefit plan (as defined in Section 3(10) of ERISA) currently maintained or contributed to by the Seller, any of its Subsidiaries or any ERISA Affiliate, (ii) Pension Plan or (iii) Multiemployer Plan, the outcome of which could have a Material Adverse Effect.

         (d) Termination Event. Except to the extent it would not have a Material Adverse Effect, no Termination Event has occurred or is reasonably expected to occur. "Termination Event" means (i) a "Reportable Event" described in Section 4043 of ERISA; (ii) the withdrawal of the Seller, and of its Subsidiaries or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) OR 4068(f) of ERISA; (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; (iv) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; (v) any other event or condition which would constitute grounds under Section 4042(a) of the ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (vi) the partial or complete withdrawal of the Seller, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan; (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 or ERISA; (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (ix) any event or condition which results in the termination of a Multiemployer Plan under
Section 40141A or ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.



                                     III-5